Exhibit 99.1

SAITECH Limited, a Eurasia-Based Energy Saving Bitcoin Mining Operator
to Become a Publicly Traded Company Via Merger with TradeUP Global Corporation

•	SAITECH Limited (“SAITECH”) and special purpose acquisition company TradeUP Global Corporation (NASDAQ: TUGC)(“TradeUP Global”) have entered into a definitive business combination agreement.

•	SAITECH is a Eurasia-based energy saving bitcoin mining operator that engages in the hosting of bitcoin mining machines for its clients. SAITECH developed a proprietary liquid cooling and heat exchange technology towards mining machines that enables utilization of waste heat to provide recycled energy as heating for potential customers, while simultaneously achieving lower operating costs. SAITECH also plans to commence bitcoin self-mining by the end of 2021.

•	SAITECH currently operates a 15MW power capacity mining operation, with another 90MW under construction that it expects will come on-line in the fourth quarter of 2021. A planned expansion of an additional 200-300MW is expected to be deployed in 2022.

•	Following its successful pilot programs of utilizing waste heat from bitcoin mining for large scale heating in China (suspended in June, 2021 for compliance of regulation), SAITECH is currently conducting a new waste heat exchange pilot study in Finland and expects to roll out heating data centers in Finland in the future once the study concludes. SAITECH does not currently own the sites or material equipment on which its services are performed.

•	For the first half year ended June 30, 2021, SAITECH had revenues of approximately $8.0 million.

•	The transaction values SAITECH at an equity value of $228 million.

•	The $44.9 million of cash held in TradeUP Global’s trust account (assuming no redemptions) will be used to invest in SAITECH’s growth initiatives and provide additional working capital.

•	The current shareholders of SAITECH (including its majority owner, an affiliate of Arthur Lee, its CEO) and management are rolling 100% of their equity into TradeUP Global and will continue to own approximately 80% of the outstanding shares on a pro forma basis (assuming no redemptions) immediately after the closing.

Singapore – September 28, 2021 – SAITECH Limited (“SAITECH” or the “Company”), a Eurasia-based energy saving bitcoin mining operator that engages in the hosting of bitcoin mining machines for its clients, and TradeUP Global Corporation (Nasdaq: TUGC for Class A ordinary shares; TUGCU for units) (“TradeUP Global”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive business combination agreement that will result in SAITECH becoming a publicly listed company on NASDAQ under the new ticker symbol “SAI”. The transaction values the Company, which generated revenue of approximately $8.0 million in the first half of 2021, at a pro forma equity value of $228 million.

SAITECH’s Chief Executive Officer, Arthur Lee and the current management team will continue to lead the combined company. After giving effect to the transactions, an affiliate of Arthur Lee, Energy Science Artist Holding Limited (“ESAH”), will own Class B ordinary shares of TradeUP Global with voting rights of 10 votes per share that will entitle ESAH to approximately 41% of the equity economic interest and approximately 87% of the initial voting power of the outstanding TradeUP Global Class A ordinary shares and Class B ordinary shares voting together as a single class (assuming no redemptions) (or approximately 38% of the equity economic interest and approximately 85% assuming the exercise of all outstanding TradeUP Global warrants).

Arthur Lee, Founder and CEO of SAITECH said, “This is a key milestone in our journey of becoming Eurasia’s leading bitcoin mining operator focused on lower-impact energy usage and fulfilling our mission of promoting the clean evolution of bitcoin mining. As one of the largest energy saving bitcoin mining operators in Eurasia, our integrated mining solutions backed by proprietary waste heat recovery technologies are revolutionizing the way that we can provide clean heating to the world.  Our scaled mining operations in Eurasia allows us to benefit from key diversification competitive advantages, such as lower energy and infrastructure costs, as we continue to grow our self-mining Bitcoin business. We can also leverage these geographical advantages to provide optimal hosting services to other miners and investors who are expanding their portfolios into digital assets. We believe that this is the right time to partner with TradeUP Global to access the global public markets as institutional adoption of bitcoin continues to progress rapidly, and that we are strongly positioned to capitalize on the development of new blockchain technologies. As we become a publicly traded company, we’ll work even harder and will be more transparent in our approach to creating long-term value for our stakeholders.”

Jianwei Li, Chairman and Co-CEO of TradeUP Global, commented, “We are extremely thrilled that SAITECH decided to partner with TradeUP Global to go public and are excited to work even closer with the team to grow the business. SAITECH is pioneering the use of applying waste heat recovery technology to bitcoin mining, and the utilization of recovered heat for scaled heating is unprecedented. We believe that SAITECH has truly industrialized the latest technologies that are disruptive to the digital assets industry, and we strongly believe the management team can execute on the growth strategies to capture the opportunities present. Moreover, the Company’s value proposition to provide its customers with lower-cost access to more environmentally friendly computing power and help them realize improved return on bitcoin investments aligns with TradeUP Global’s aim to combine bitcoin mining with sustainable sources of energy. We are very pleased to support SAITECH’s transition to the public markets and believe that the Company’s proprietary technology of chip waste heat recovery and integrated solutions for cleaner bitcoin mining will truly revolutionize the industry.”

Transaction Overview

The transaction values SAITECH at a $228 million equity valuation. Estimated cash proceeds to the Company from the transaction are expected to consist of TradeUP Global’s $44.9 million of cash in trust (assuming no redemptions).

The Company expects to use the proceeds from the transaction to invest in SAITECH’s growth initiatives and recycled energy technologies, including expanding the current mining data center operation capacity in Eurasia, deploying more heating data center sites in Northern Europe, exploring new mining operation sites globally, and to provide additional working capital in addition to covering transaction-related costs.

Upon the closing of the transaction, and assuming none of TradeUP Global’s public shareholders elect to redeem their shares, existing SAITECH shareholders, including ESAH, are expected to own approximately 80% of the outstanding ordinary shares of combined company, the TradeUP Global sponsor is expected to own approximately 4% of the outstanding ordinary shares of the combined company (and, together with certain affiliates that are existing shareholders of SAITECH), beneficially own approximately 14%), and TradeUP Global public shareholders are expected to own approximately 16% of the outstanding ordinary shares of combined company. ESAH will receive new Class B ordinary shares of TradeUP Global in exchange for existing Class B ordinary shares of SAITECH that will entitle ESAH to approximately 87% of the voting power of the TradeUP Global Class A ordinary shares and Class B ordinary shares voting together as a single class. Such new series of TradeUP Class B ordinary shares will otherwise have the same economic terms as Class A ordinary shares.

The boards of directors of each of TradeUP Global and SAITECH have approved the transaction. The transaction will require the approval of the shareholders of TradeUP Global and is subject to other customary closing conditions including the receipt of certain regulatory approvals. The transaction will also require the approval of the shareholders of SAITECH, while shareholders holding the requisite vote have executed a support agreement have agreed to vote in favor of the merger and related transactions by unanimous written consent or at a meeting of shareholders when called by SAITECH. The transaction is expected to close in the first quarter of 2022.

In connection with the closing of the transaction, TradeUP Global will change its name to SAI.TECH Global Corporation.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by TradeUP Global with the SEC and available at www.sec.gov.

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Advisors

Winston & Strawn LLP acted as the legal advisor to SAITECH. Very Wise Consulting acted as financial advisor to SAITECH. Duff & Phelps acted as the M&A financial advisor to the Audit Committee of TradeUP Global. Sidley Austin LLP acted as the legal advisor to TradeUP Global, and DLA Piper LLP acted as legal advisor to the Audit Committee of TradeUP Global.

About SAITECH

SAITECH is a Eurasia-based energy saving mining operator that engages in the hosting of bitcoin mining machines for its clients. SAITECH uses a proprietary liquid cooling and heat exchange technology towards mining machines that enables utilization of waste heat to provide recycled energy heating for potential customers while achieving lower mining operating costs. The Company strives to become the most cost-efficient digital assets mining operation company globally while simultaneously promoting the clean transition of the bitcoin mining industry. Accordingly, SAITECH believes it is categorized as energy saving amongst other bitcoin hosting operators based on its focus on recovering and applying waste energy in its operations. SAITECH also plans to commence bitcoin mining by the end of 2021.

About TradeUP Global

TradeUP Global Corporation is a special purpose acquisition company formed in January 2021 with the purpose of entering into a business combination with one or more businesses. TradeUP Global Sponsor LLC is the sponsor of TradeUP Global, which sponsor is controlled by its manager, Jianwei Li.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of section 27A of the U.S. Securities Act of 1933, as amended, or the Securities Act, and section 21E of the U.S. Securities Exchange Act of 1934 (“Exchange Act”) that are based on beliefs and assumptions and on information currently available to TradeUP Global and SAITECH. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including projections of market opportunity and market share, the capability of SAITECH’s business plans including its plans to expand, the sources and uses of cash from the proposed transaction, the anticipated enterprise value of the combined company following the consummation of the proposed transaction, any benefits of SAITECH’s partnerships, strategies or plans as they relate to the proposed transaction, anticipated benefits of the proposed transaction and expectations related to the terms and timing of the proposed transaction are also forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Although each of TradeUP Global and SAITECH believes that it has a reasonable basis for each forward-looking statement contained in this communication, each of TradeUP Global and SAITECH caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there will be risks and uncertainties described in the proxy statement/prospectus on Form F-4 relating to the proposed transaction, which is expected to be filed by TradeUP Global with the SEC and other documents filed by TradeUP Global or SAITECH from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Neither TradeUP Global nor SAITECH can assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the business combination due to the failure to obtain approval from TradeUP Global’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement, the ability to recognize the anticipated benefits of the business combination, the amount of redemption requests made by TradeUP Global’s public shareholders, costs related to the transaction, the impact of the global COVID-19 pandemic, the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction, the outcome of any potential litigation, government or regulatory proceedings and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the final prospectus for TradeUP Global’s initial public offering filed with the SEC on April 30, 2021 and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. There may be additional risks that neither TradeUP Global or SAITECH presently know or that TradeUP Global and SAITECH currently believe are immaterial that could also cause actual results to differ from those contained in the forward looking statements. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by TradeUP Global, SAITECH, their respective directors, officers or employees or any other person that TradeUP Global and SAITECH will achieve their objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent the views of TradeUP Global and SAITECH as of the date of this communication. Subsequent events and developments may cause those views to change. However, while TradeUP Global and SAITECH may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of TradeUP Global or SAITECH as of any date subsequent to the date of this communication.

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No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of TradeUP Global or SAITECH, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed business combination, TradeUP Global intends to file with the SEC a registration statement on Form F-4 containing a preliminary proxy statement and a preliminary prospectus of TradeUP Global, and after the registration statement is declared effective, TradeUP Global will mail a definitive proxy statement/prospectus relating to the proposed business combination to its shareholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. TradeUP Global’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about SAITECH, TradeUP Global and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of TradeUP Global as of a record date to be established for voting on the proposed business combination. Such shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to TradeUP Global Acquisition Corporation, 437 Madison Avenue, 27th Floor, New York, New York 10022, Attention: Jianwei Li, Co-Chief Executive Officer.

Participants in the Solicitation

TradeUP Global and SAITECH and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of TradeUP Global’s shareholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of TradeUP Global’s shareholders in connection with the proposed business combination will be set forth in TradeUP Global’s registration statement on Form F-4, including a proxy statement/prospectus, when it is filed with the SEC. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of TradeUP Global’s directors and officers in TradeUP Global’s filings with the SEC and such information will also be in the Registration Statement to be filed with the SEC by TradeUP Global, which will include the proxy statement / prospectus of TradeUP Global for the proposed transaction.

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For investor and media inquiries, please contact:

Christensen

Anthony Cheong

Phone: +852 2117 0861

E-mail: acheong@christensenir.com

SAITECH

Media Relations

Zoya Ji

Phone: +65 9656 5641

Email: zoyaj@sai.tech

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